Exhibit 11.1


                   Computation of Earnings Per Share Data



        The following formulas were used to calculate the earnings per share data shown in the Consolidated Statements of Income and Retained Earnings for the year ended December 31, 1995 and December 31, 1994 included in this Report.



                                Calculation
                                -----------

Year Ended
----------

December 31, 1995   Net Income       Net Income           = $9,464,000   = $1.40
                    per common   -----------------------    ----------
                    share        Weighted average shares     6,782,127
                                 of Common Stock for the
                                 period


December 31, 1995   Net Income       Net Income           = $8,794,000   = $1.24
                    per common   -----------------------    ----------
                    share        Weighted average shares     7,091,360
                                 of Common Stock for the
                                 period



For purposes of calculating earnings per share, there were 6,782,127 and 7,091,360 weighted number of common shares outstanding during the twelve month periods ending December 31, 1995 and 1994. Effective April 1, 1995, the Company granted options of 79,500 shares of common stock. As of December 31, 1995, these common stock equivalents are not included in the earnings per share calculation as they have an anti-dilutive effect.